EXHIBIT 99.1

IMMEDIATE RELEASE	NEWS
August 14, 2006	NASDAQ-EVOL

EVOLVING SYSTEMS REPORTS SECOND QUARTER RESULTS FOR 2006

ENGLEWOOD, Colorado — Evolving Systems, Inc. (NASDAQ-EVOL), a leading provider of software solutions and services to the wireless, wireline and IP carrier market, today reported financial results for its second quarter and six month period ended June 30, 2006.

                Second Quarter Results

Second quarter revenue was $8.2 million, down 17% from $9.9 million in the same quarter last year.  For the comparative second quarters, license fees and services revenue was $4.0 million versus $4.7 million while customer support revenue declined to $4.3 million from $5.2 million.  The decline in revenue in the second quarter was in line with management’s expectations based on the effects of industry consolidation, pricing pressures and longer customer buying cycles.  Revenue mix in the period included $4.3 million in Service Activation, $2.6 million in Numbering Solutions and $1.3 million in Mediation.

Total costs of revenue and operating expenses in the second quarter of 2006 included a non-cash impairment charge of $16.5 million, or $0.87 per share.  This included charges of $5.8 million for impairment of intangible assets and $10.7 million for impairment of goodwill balances.  Delays in closing new business, industry consolidation and continued pressures on pricing have impacted the Company’s revenue and cash flows, resulting in a reduction in the Company’s share price and market capitalization.  These factors indicated a potential impairment of goodwill in accordance with Statement of Financial Accounting Standards No. 142 “Goodwill and Other Intangible Assets” as well as potential impairment of finite-lived intangible assets in accordance with Statement of Financial Accounting Standards No. 144, “Accounting for the Impairment or Disposal of Long-Lived Assets.”  Based on these indications, the Company conducted a goodwill impairment analysis and reviewed its finite-lived assets for impairment.  This resulted in the above noted impairments of goodwill and intangible assets which stemmed from the Company’s acquisitions of CMS in November 2003, Telecom Software Enterprises (TSE) in October 2004 and Tertio Telecoms (Tertio) in November 2004.  As a result of the impairment of intangible assets, future forecasted amortization expenses will be $5.8 million lower.

In the second quarter, total costs of revenue and operating expenses increased to $25.3 million from $10.2 million in the second quarter a year ago.  This increase was primarily the result of the goodwill and intangible asset impairment charges noted above.  While increased investment in Activation and Numbering Solutions products increased product development expense, the Company achieved reductions in all other expense categories.  These reductions are a result of synergies from the successful integration of Tertio.  In addition, the Company continues to benefit from lower costs achieved through its India-based software development subsidiary.  Intangible amortization also decreased by $502,000 as certain intangible assets from acquisitions became fully amortized.

Evolving Systems reported a second quarter operating loss of $17.1 million compared with $277,000 in the second quarter a year ago.  Excluding the non-cash impairment charge of $16.5 million, the operating loss for the second quarter was $556,000, which reflects an improvement from the first quarter 2006 operating loss of $1.3 million.  This sequential improvement reflects higher second quarter revenue and a lower cost base in most expense categories.  In addition to the impairment charge, the second quarter operating loss included $1.4 million in non-cash charges, including $1.2 million in depreciation and amortization and $207,000 in charges related to implementing FAS 123R, which requires the Company to recognize share-based compensation expense in its financial statements.  Expense categories impacted by FAS 123R included costs of license fees and services ($15,000), costs of customer support ($2,000), product development ($11,000), sales and marketing ($51,000), and general and administrative ($128,000).  Evolving Systems incurred $489,000 in net other expense — primarily interest expense — in the second quarter versus $428,000 in the same quarter last year.  The net loss in the second quarter was $16.2 million, or $0.85 per basic and diluted share, versus a net loss of $689,000, or $0.04 per basic and diluted share, in the same quarter a year ago.

Evolving Systems booked $6.1 million in new orders in the second quarter, including $3.8 million in license fees and services and $2.3 million in customer support compared with $3.0 million in license fees and services and $4.1 million in customer support in the second quarter last year.  Bookings by product mix included $3.6 million in Activation, $1.6 million in Numbering Solutions and $900,000 in Mediation.  Bookings are defined as new, non-cancelable orders expected to be recognized as revenue during the ensuing 12 months.  Backlog at June 30, 2006, was $14.6 million, including $3.7 million in license fees and services and $10.9 million in customer support, up from the 2005 year-end backlog but down as compared with the first quarter of 2006.

Evolving Systems closed the second quarter with cash and cash equivalents of $6.4 million, up from $5.8 million at the end of the first quarter and $3.9 million at year-end.  The Company had a working capital deficit at June 30, 2006, of $1.2 million, which includes $9.2 million in unearned revenue.

Effective June 30, 2006, the Company amended the financial covenants associated with its senior debt.  Both the EBITDA and fixed coverage ratios were reduced in order to give the Company more flexibility in managing the business.  In July, the Company paid down its senior term loan by an additional $1.0 million as part of the amendment.  The Company has $2.3 million available on its revolving credit facility in addition to the $6.4 million in cash and cash equivalents reported for June 30, 2006.

“We are a more capable company than we were a year ago, despite the year over year revenue decline. With a global footprint, a growing international sales capability and a low-cost onshore/offshore development and deployment organization, we are able to provide greater value to carriers seeking OSS efficiencies,” said Stephen Gartside, president and CEO.  “We are now focusing our investments in growth areas for our Activation and Number Management Solutions.  The Yankee Group recently identified Evolving Systems as the world market leader in packaged wireless service activation solutions, which is our fastest growing product line.  Also of note, during the third quarter we plan to release the first international production version of our NumeriTrack® number management solution.  Our NumeriTrack product is deployed in the U.S. today, with customers such as Cingular, Comcast and Qwest.

“We believe we are well positioned to expand our presence in the global wireless market with Activation and Number Management solutions, as we extend our direct and indirect sales reach in wireless growth regions such as Central and Latin America, Asia, Eastern Europe and Africa,” Gartside added.  “In our target growth areas, we are experiencing delays in closing significant contracts, but we expect to win deals.  We firmly believe we can generate strong profitability through modest incremental revenue growth.”

                Six Month Results

Revenue through six months was $16.4 million versus $19.8 million in the same period a year ago.  License fees and services revenue was $7.9 million as compared with $9.8 million while customer support revenue was $8.5 million versus $9.9 million in the comparable period last year.  Revenue in the first half included $8.6 million from Service Activation, $5.3 million from Numbering Solutions and $2.5 million from Mediation.  The decline in overall revenue from the comparable six-month period was attributable to industry consolidation, pricing pressures and other factors.

Total costs of revenue and operating expenses was $34.7 million for the six months ended June 30, 2006.  Excluding the impairment charge of $16.5 million, total costs of revenue and operating expenses was $18.2 million, which reflected a decline of 17% from $22.0 million in the same period last year.  The Company recognized cost reductions in most expense categories as a result of synergies from the Tertio acquisition and savings from its India-based development subsidiary.  Intangible amortization through six months decreased by $1.0 million as certain intangible assets from three acquisitions became fully amortized.  Product development — the only expense category that increased — grew by $941,000 as the Company expanded investments in its Activation and Numbering Solutions products, including the internationalization of the NumeriTrack product.

The operating loss through six months was $18.3 million compared with $2.2 million in the same period of 2005. In addition to the $16.5 million impairment charge, the operating loss included $2.8 million in non-cash charges, including $2.4 million in depreciation and amortization and $443,000 in charges related to implementing FAS 123R, share-based compensation expense.  The FAS 123R expense was apportioned to costs of license fees and services ($32,000), costs of customer support ($4,000), product development ($22,000), sales and marketing ($106,000), and general and administrative ($279,000).  Evolving Systems incurred $961,000 in net other expense (primarily interest expense) in the six month period as compared with $944,000 in the same period last year.  Net loss through the first six months was $17.8 million, or $0.93 per basic and diluted share, versus a net loss of $2.8 million, or $0.15 per basic and diluted share, in the same period a year ago.  The Company generated $3.2 million in cash from operations in the first half of 2006.

About Evolving Systems®

Evolving Systems, Inc. (NASDAQ-EVOL) is a provider of software and services to more than 50 network operators in over 40 countries worldwide.  Its portfolio includes market-leading products for Activation, Number Portability, Number Inventory and Mediation.  Founded in 1985, the Company has headquarters in Englewood, Colorado, with offices in the United States, United Kingdom, Germany, India and Malaysia. Further information is available on the web at www.evolving.com.

CAUTIONARY STATEMENT

This news release contains “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995, based on current expectations, estimates and projections that are subject to risk.  Specifically, statements about the impact of the Company’s growth and future profitability, cash and cash flow, future business, revenue and expense projections, future investment growth areas and in new products and the Company’s activities for internationalization of its products, are forward-looking statements.  These statements are based on our expectations and are naturally subject to uncertainty and changes in circumstances. Readers should not place undue reliance on these forward-looking statements, and the Company may not undertake to update these statements. Actual results could vary materially from these expectations.

For a more extensive discussion of Evolving Systems’ business, please refer to the Company’s Form 10-K filed with the SEC on March 24, 2006, as well as subsequently filed Forms 10-Q, 8-K and press releases.

Investor Relations	Press Relations (Americas & Asia Pacific)	Press Relations (EMEA)
Jay Pfeiffer Pfeiffer High Investor Relations, Inc. 303.393.7044 jay@pfeifferhigh.com	Rosalind Marks Marketing Director Evolving Systems +44 20 7843 4086 rosalind.marks@evolving.com	Sarah Hurp Senior Marketing Specialist Evolving Systems +44 1225 478060 sarah.hurp@evolving.com

Consolidated Statements of Operations
(In thousands except per share data)

(Unaudited)	Three months ended		Six months ended
	June 30		June 30
	2006	2005	2006	2005
Revenue:
License fees and services	$3,966	$4,741	$7,865	$9,822
Customer support	4,274	5,185	8,503	9,942
Total revenue	8,240	9,926	16,368	19,764
Costs of revenue and operating expenses:
Costs of license fees and services, excluding depreciation and amortization	1,657	2,393	3,532	5,369
Costs of customer support, excluding depreciation and amortization	1,551	1,636	3,177	3,667
Sales and marketing	2,241	2,423	4,796	4,815
General and administrative	1,381	1,481	2,788	3,982
Product development	799	495	1,546	605
Depreciation	283	384	576	760
Amortization	893	1,395	1,790	2,816
Impairment of goodwill and intangible assets	16,516	—	16,516	—
Restructuring and other	(9)	(4)	(23)	(63)
Total costs of revenue and operating expenses	25,312	10,203	34,698	21,951
Loss from operations	(17,072)	(277)	(18,330)	(2,187)
Other expense, net	(489)	(428)	(961)	(944)
Loss before income taxes	(17,561)	(705)	(19,291)	(3,131)
Income tax expense (benefit)	(1,375)	(16)	(1,454)	(294)
Net loss	$(16,186)	$(689)	$(17,837)	$(2,837)
Basic and diluted loss per common share	$(0.85)	$(0.04)	$(0.93)	$(0.15)
Weighted average basic and diluted shares outstanding	19,090	18,639	19,078	18,619

Consolidated Balance Sheets
(In thousands)

(Unaudited)	June 30	December 31
	2006	2005
ASSETS
Current Assets:
Cash and cash equivalents	$6,442	$3,883
Current portion of restricted cash	300	—
Contract receivables, net	5,853	10,766
Unbilled work-in-progress	1,143	1,147
Prepaid and other current assets	1,878	1,340
Total current assets	15,616	17,136
Property and equipment, net	1,564	1,775
Intangible assets, net	6,256	13,350
Goodwill	24,798	34,073
Long-term restricted cash	—	300
Other long-term assets	547	764
Total assets	$48,781	$67,398
LIABILITIES AND STOCKHOLDERS’ EQUITY
Current liabilities:
Current portion of long-term debt and capital lease obligations	2,536	1,034
Accounts payable and accrued liabilities	5,084	6,001
Unearned revenue	9,174	9,654
Total current liabilities	16,794	16,689
Long-term liabilities:
Long-term debt and other obligations	12,825	14,527
Deferred foreign income tax	1,098	2,777
Total liabilities	30,717	33,993
Preferred stock	11,281	11,281
Stockholders’ equity:
Common stock	16	16
Additional paid-in capital	68,420	67,891
Other comprehensive loss	(450)	(2,417)
Accumulated deficit	(61,203)	(43,366)
Total stockholders’ equity	6,783	22,124
Total liabilities and stockholders’ equity	$48,781	$67,398